Exhibit 5.1

[Debevoise & Plimpton LLP Letterhead]

June 4, 2008

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-132259) (the “Registration Statement”) and the Prospectus Supplement, dated May 28, 2008 (the “Prospectus Supplement”), to the Prospectus, dated March 7, 2006, of International Paper Company, a New York corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance and sale by the Company of $1,000,000,000 aggregate principal amount of its 7.400% Notes due 2014 (the “2014 Notes”), $1,700,000,000 aggregate principal amount of its 7.950% Notes due 2018 (the “2018 Notes”) and $300,000,000 aggregate principal amount of its 8.700% Notes due 2038 (together with the 2014 Notes and the 2018 Notes, the “Notes”) issued pursuant to the Indenture, dated as of April 12, 1999 (the “Base Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of June 4, 2008 (the “Supplemental Indenture”; such Base Indenture, as supplemented and amended by the Supplemental Indenture, the “Indenture”), between the Company and the Trustee.

In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization,

International Paper Company	2	June 4, 2008

execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications hereinafter set forth, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including, without limitation, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K filed on June 4, 2008, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP